Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333- 174323 and 811-22558 on Form N-1A of our report dated November 3, 2011 relating to the financial statements of Brookfield Investment Funds, including the Brookfield Global Listed Real Estate Fund, Brookfield Global Listed Infrastructure Fund, Brookfield Global High Yield Fund, and Brookfield High Yield Fund as of October 25, 2011 and for the period from May 12, 2011 (date of inception) to October 25, 2011, and to the reference to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 4, 2011